Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
770/425-7877 phone
investorrelations@exide.com

EXIDE TECHNOLOGIES ANNOUNCES PLANNED RIGHTS OFFERING

ALPHARETTA, GEORGIA – August 28, 2007 – Exide Technologies (Nasdaq: XIDE), a global leader in stored electrical energy solutions, today announced that it is planning to commence a rights offering of common stock to its stockholders, which, would produce gross proceeds to the Company of up to $91.7 million.

The Company has entered into a standby purchase agreement with Tontine Capital Partners, L.P. and Legg Mason Investment Trust, Inc., pursuant to which these current stockholders have agreed to backstop the rights offering by purchasing shares of common stock that relate to any rights that remain unexercised at the expiration of the rights offering.

The Company will be distributing non-transferable rights to subscribe for and purchase up to 14 million shares of its common stock to common stockholders of record as of 5:00 p.m. Eastern Daylight Time, August 30, 2007 (the “Record Date”). In the offering, each common stockholder will receive a right to purchase 0.22851 shares of common stock, at a subscription price of $6.55 per share, for each share owned on the Record Date. Stockholders will be able to exercise their rights to purchase shares in the offering until 5:00 p.m. Eastern Daylight Time on Friday, September 28, 2007.

A copy of the prospectus supplement relating to the rights offering meeting the requirements of Section 10 of the Securities Act of 1933 and additional materials relating to the rights offering are expected to be mailed on or about September 4, 2007 to common stockholders of the Company as of the record date. Common stockholders may also obtain a copy of the prospectus from the information agent for the offering, Georgeson Shareholders Communications Inc., 17 State Street, 10th Floor, New York, New York 10004, telephone (888)605-7606.

Further information regarding the rights offering is contained in the Company’s Form 8-K to be filed with the Securities and Exchange Commission. The Company expects to utilize the proceeds of the transactions to fund working capital, capital expenditures, strategic opportunities, additional restructuring activities and general corporate purposes.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The shares to be sold to the investors will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption.

Forward-Looking Statements
Except for historical information, this press release may be deemed to contain “forward-looking” statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act. The Company undertakes no obligation to publicly update or revise any forward-looking statement in this or any prior forward-looking statements whether as a result of new information, future developments or otherwise.